For Immediate Release

Patrick Industries, Inc. Completes New Amendment of Its Credit Agreement

ELKHART, IN – April 15, 2009 – Patrick Industries, Inc. (NASDAQ: PATK) announced today that it has entered into a third amendment and waiver (the “Third Amendment”) to its senior secured credit agreement dated May 18, 2007 (the “Credit Agreement”). The Third Amendment includes both the addition and modification of certain definitions, terms and reporting requirements.

Pursuant to the Third Amendment entered into on April 14, 2009, the lenders waived any actual or potential Event of Default (as defined in the Credit Agreement) resulting from the Company’s failure to comply with the one-month and two-month Consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) financial covenants for the fiscal months ended March 1, 2009 and March 29, 2009. In addition, the financial covenants were modified to establish new one-month and two-month minimum Consolidated EBITDA requirements which begin in June 2009. Until that date, there is no applicable minimum Consolidated EBITDA requirement.

Effective with the Third Amendment to the Credit Agreement, the Company’s credit facility consists of a term loan and a revolving line of credit. Borrowings under the revolving line of credit are subject to a borrowing base, up to a borrowing limit. The maximum borrowing limit amount was reduced from $33.0 million to $29.0 million. The principal amount outstanding under the term loan at March 29, 2009 remained unchanged. The interest rates for borrowings under the revolving line of credit and the term loan, and the expiration date of the Credit Agreement also remained unchanged.

“We are pleased to have entered into this amendment of our credit agreement. We have modified our operating plan to accommodate the continued downturn in general economic conditions in 2009 that have adversely impacted demand in the three major end-markets we serve, and are appreciative of the continued support of our customers, suppliers, lenders, shareholders, and team members as we proactively manage the business during these difficult times,” stated Todd Cleveland, President and Chief Executive Officer.

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the manufactured housing, recreational vehicle, kitchen cabinet, home and office furniture, fixture and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 14 states. Patrick’s major manufactured products include decorative vinyl and paper panels, wrapped moldings, cabinet doors, slotwall and slotwall components, countertops, and printed decorative vinyl. The Company also distributes drywall and drywall finishing products, interior passage doors, vinyl and cement siding, ceramic tile, electronics, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: pricing pressures due to competition, costs and availability of raw materials, availability of retail and wholesale financing for manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes, the financial condition of our customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company’s core businesses, interest rates, oil and gasoline prices, the outcome of litigation, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K and 10-K/A for the year ended December 31, 2007, and in the Company’s Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov.

Contact:

Julie Ann Kotowski

Patrick Industries, Inc.

(574) 294-7511

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